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FORWARD-LOOKING STATEMENTS
Any statements made in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, including any benefits of the proposed acquisition of Tenet Healthcare Corporation (“Tenet”), are forward-looking statements within the meaning of the federal securities laws and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggest,” “plan,” believe,” “intend,” “estimate,” “target,” “project,” “could,” “should,” “may,” “will,” “would,” “continue,” “forecast,” and other similar expressions.
These forward-looking statements involve risks and uncertainties, and you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include: our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction, our ability to obtain stockholder, antitrust, regulatory and other approvals for any proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, uncertainty of our expected financial performance following completion of any proposed transaction and other risks and uncertainties referenced in our filings with the Securities and Exchange Commission (“the SEC”). Forward-looking statements, like all statements in this presentation, speak only as of the date of this presentation (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
ADDITIONAL INFORMATION
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication relates to a business combination transaction with Tenet proposed by Community Health Systems, Inc. (“CHS” or “the Company”), which may become the subject of a registration statement filed with the SEC. This material is not a substitute for any prospectus, proxy statement or any other document which CHS may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents would be available free of charge through the web site maintained by the SEC at www.sec.gov or by directing a request to Community Health Systems, Inc. at 4000 Meridian Boulevard, Franklin, TN 37067, Attn: Investor Relations.
PARTICIPANT INFORMATION
CHS, its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in connection with Tenet’s 2011 annual meeting of shareholders. The names of the directors of CHS are: Wayne T. Smith, W. Larry Cash, John A. Clerico, James S. Ely III, John A. Fry, William N. Jennings, M.D., Julia B. North and H. Mitchell Watson, Jr. The

names of the executive officers of CHS are: Wayne T. Smith, W. Larry Cash, William S. Hussey, David L. Miller, Thomas D. Miller, Michael T. Portacci, Martin D. Smith, Rachel A. Seifert and T. Mark Buford. CHS and its subsidiaries beneficially owned approximately 420,000 shares of Tenet common stock as of January 7, 2011. Additional information regarding CHS’s directors and executive officers is available in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 9, 2010. Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with Tenet’s 2011 annual meeting of shareholders.

FINAL TRANSCRIPT
CYH — Community Health Systems, Inc. at JP Morgan HealthCare Conference
Event Date/Time: Jan. 11. 2011 / 9:30PM GMT

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FINAL TRANSCRIPT
Jan. 11. 2011 / 9:30PM, CYH — Community Health Systems, Inc. at JP Morgan HealthCare Conference
CORPORATE PARTICIPANTS
Wayne Smith
Community Health Systems — Chairman, President and CEO
CONFERENCE CALL PARTICIPANTS
John Rex
JP Morgan — Analyst
PRESENTATION
John Rex — JP Morgan — Analyst
Thanks for joining us. So, next up we have Community Health Systems will be presenting up on this stand here. We have Wayne Smith and Larry Cash, the CFO. A Company that has been not at all mentioned in the news over the past few weeks. Certainly high profile in terms of some of the things that Company has been looking at strategically here over the past month, plenty of focus on that. I think today Wayne will probably focus on some of the core components of the Company, more the operating story. I am sure there will also be plenty of time for Q&A and follow up in the breakout session that will happen in the Sussex Room afterwards. So, I’d like to go ahead and turn the time over to Wayne now.
Wayne Smith — Community Health Systems — Chairman, President and CEO
Thank you, John. Obviously you’ve been working on an introduction that was much better than you did last year. Thank you.
The issue that everyone is interested in, I would just tell you that last night, I was at BCS Game, I’m an Auburn graduate. It was a long hard fight, but we ultimately prevailed. I heard a duck back there somewhere. Just quickly you can read that, Tom Scully is here, he got that really fast.
As you all probably know, we’re the leading provider in terms of the largest hospital group as far as large urban and non-urban facilities. We have 126 facilities in 29 states. This is about 65% of ours or still — we are still the sole provider. We had a good third quarter. We finished the third quarter, our EPS was up 16.9% year-to-date, we’re up 16.5%, our EBITDA is up 6.5%, and our margins up 30 basis points. Today, we want to reconfirm our 2010 guidance. As you know, we’ve already put out 2011 guidance and we will talk more about that when we provide our — when we do our earnings call in February.
Let me just quickly, a lot of you all know a lot about this, but it’s always good to have a tutorial on healthcare and healthcare reform. You know that healthcare is about $2.6 trillion and expected grow 6.3% through 2019. The hospital component of that is about $800 billion or 31%. The opportunities and the challenges here are about as great as they’ve ever been in terms of the economy. The unemployment rate continues to be 9% or so, uninsured, the 32 million people that we do have some visibility around bad debt and the uninsured kind of going forward, healthcare reform, which is now regulatory reform as we think about the future and what might happen, and of course we have the baby boomers moving forward at a clip of about 10,000 per day now. The significance of the baby boomers, as you probably know, is the fact that 55 to 65 admissions per thousand is about 150 admissions per thousand. When you go over 65, that number goes up to about 230 admissions per thousand. So, it’s very significant to the baby boomers who are moving along pretty rapidly as we kind of think about the future.
You all have seen this slide before, in terms of the number of facilities that we have, we have 80 out of our 126 that we’re sole provider, we have geographic diversity, we have less exposure in terms of Medicaid programs, which is a major challenge now, that we’ll talk a little bit more about in a minute, across the country because of the fact that some go up and some go down, and we don’t have any one hospital or — any one state that we have a disproportionate share of our revenues or earnings. This is the most exciting, most high-tech part of this presentation. We actually manage another 150 hospitals, QHR across the country. So, in the markets that we are operate in, the unemployment rate is about 0.5% less than the national average.

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FINAL TRANSCRIPT
Jan. 11. 2011 / 9:30PM, CYH — Community Health Systems, Inc. at JP Morgan HealthCare Conference
This is an important slide, we’ve talked about this a lot through the years in terms of organic growth opportunities. As you probably know, our strategy is very straightforward, it’s improving hospital operations, recruiting physicians, expanding services, renovating facilities and implementing our standardized centralized approach to our business practices and our clinical practices. Our markets represent about $28 billion worth of hospital business every year, our run rate is about $13 billion, so it’s about 40% in terms of our market share. There are about 16 million people within our markets and if you do the work on the number of admissions per thousand and the number of surgeries per thousand, we have a lot of room for improvement as we think about the future.
The other thing that’s important is our case mix, it’s about 137, if you look at historically across the country, most companies have a higher case mix, which means we have a lot of opportunity in terms of intensity as we think about the future.
Strategically, a couple of things that we think are important as we think about healthcare reform, and I purposely didn’t say a lot about healthcare reform so far is that we have 32 million people more that are going to be insured. When you think about that for a second, you know that means that the insurance companies have 32 million more people that they have the ability to negotiate contracts for, so we think about this, this way and that we need to have more infrastructure in place, need to have broader and deeper and wider networks. A good example of this is in Spokane, where we own two facilities, we just recently, this past year, acquired a physician practice that had 130 physicians in 32 different locations with every outpatient service known to man. The objective here is not to get left out of any particular product as we think about the future.
Clearly, as — and there’s a number of managed care people in the audience here, as we look at the future, managed care companies are going to be looking for ways to narrow their networks to improve their pricing advantage. The other part of this that we think is very important is demonstrating quality and we’re making a lot of progress. We’ve had 14 or 15 straight quarters in terms of our HCAHPS moving forward in terms of improvement. If you cannot demonstrate quality at the highest level, you are also a candidate for being left out of a particular product. So, keep that in mind, as I talk about this going forward, you’ll understand a little bit about our strategy around this other opportunity that we have.
As you know, we’ve been very successful in physician recruiting. You just look at this chart over the years, for this year, we’re going to recruit about 1,700 physicians, they are absolutely important driver of volume and growth and demonstrating quality. We currently have about 15,000 physicians on our medical staffs. We employ about 2,000 physicians currently. This has been a very successful part of our strategy. When you think about the acquisition that we made back in 2007, in terms of Triad, we have now recruited about 2,400 new physicians to Triad over the last three years, a substantial improvement in terms of physicians in the markets.
Another important part of our strategy has been our ER strategy in terms of how we develop and work in our ERs. We’ve had very good success in terms of growing our ER visits and if you look at our ER admission rate has gone up from about 11% in 1997 up to now it’s 15%, a huge improvement. And we do this the same way that we do everything in terms of thinking about standardized, centralized approach to our clinical and business practices and improving and renovating facilities, the way we deal with the staffing in emergency rooms.
We have a system called ProMed that tells us everything demographically and clinically that we need to know about those patients. But the latest thing that we’ve done in the last year or two years has been discharge callbacks. We are now calling back over 1 million people a year, these are patients who come through our emergency rooms and within 24 hours we call them back and ask them if they got the appropriate medications, if they had an issue of any kind, do they need to come back, whatever it might be, it’s probably the best marketing program that we developed through the years.
This is sort of the backbone of the company, this is a thing that we receive a lot of praise about, but we also are often criticized about how we think about standardizing and centralizing our approaches to business and how we manage. This is a very straightforward way of thinking about this. We don’t think that you can manage 126 facilities if you don’t do it this way. This is all about consistency of performance process improvement, regulatory compliance and good governance and we’ve had a lot of success as you might expect in terms of how we do this. This is the reason — the main reason that we’ve been able to assimilate

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FINAL TRANSCRIPT
Jan. 11. 2011 / 9:30PM, CYH — Community Health Systems, Inc. at JP Morgan HealthCare Conference
very large acquisitions. We bought 53 facilities over 10-year period and we bought 54 facilities in July of 2007 without much problem or difficulty.
So, when I talk about acquisitions, we had another good year this year. We bought three facilities in terms of Marion, South Carolina, Bluefield, West Virginia. As you probably know we bought Forum Health in Youngstown. If you go back and if you think about the organic growth opportunities that we have when I talk about market share opportunity, intensity opportunities, that’s without saying anything about our acquisition opportunities that we have going forward. I’ve said a little bit about the $1.2 billion that we acquired in the past.
Pipeline is very deep, the opportunities are very good. Over the last two years, we’ve been paying about $0.40 on the dollar in terms of acquisitions. So, why do we want to pay more for a larger — I’ll get to that in a minute. This is a — strategically we’ve had great success in terms of acquiring, but if we don’t acquire one more facility this next year, we are well positioned to be successful as we kind of go forward. This is not a strategy that and as you probably know, this is not a strategy that you try to buy, you get yourself in a position you try to buy one or two, three facilities and move the needle, this is a continuous process in terms of we’ve been buying three or four facilities over a long period of time, they all keep moving forward in terms of the class of this, that and the other, but it all incrementally improves. You’ll see the result of that over our last 10 or 12 years in terms of our earnings and revenues. This is how this has worked.
You can see that we’ve had good success since 1997 through 2008. We’ve taken trailing EBITDA of about 9% turned it into 14%. I won’t spend a lot of time on this, but we’ve had good success in terms of our acquisitions. We do have one other acquisition opportunity that we’ve been working on. Some people say that we are opportunistic and we are. This is a very compelling, strategic opportunity for us in terms of acquiring Tenet. It’s a very good fit. If you remember just — I just said that in a way we think about our network being broad and deep, how important it is for us to continue to develop our networks. Networks by the way in terms of when you think about how you do this, it’s not only just a local network in a particular community for example we own a very large facility, the Number One heart hospital in Birmingham, Alabama. We have a big orthopedic network throughout the state. So, it can be all kinds of different combinations, it can be by community, but it can also be statewide. This opportunity for us is that we have — currently have 18 facilities in Texas. We would now have 28 for example. There is a lot of those kinds of opportunities as we think about the future in terms of the Tenet acquisition.
There obviously is all kinds of opportunities in physician recruiting, all the things that we do routinely, we’ve been doing, that we’ve proven that we can do it day in and day out over and over again. We see all the opportunities here in terms of this acquisition. We think this is a very attractive offer that we made. We had a 40% premium. I’m not sure what was wrong with it, but we were soundly rejected I think would be the way you would put that. That was the first letter. The second letter hurt my feelings, but it has not discouraged me at all in terms of this; so we’re in for the long haul, we’re here to stay.
Obviously, the market has spoken a lot about what the market thinks about this, very favorable, it’s very unusual for a company that is trying to acquire another company for their stock to go up as much as ours has. All the above, the Tenet shareholders should be happy. Matter of fact, I’ve gotten all these love letters from all across the country about from everybody in the industry about thank you so much for getting the multiples up in the industry. I’m probably the most favorite son at HCA right now. So, there are a lot of those good positive things. But this is about our shareholders and Tenet shareholders and the opportunity for both of us to create extraordinary value over a long period of time. And this does it, and this is a real opportunity and for us when you put it together, size is important. This would be a $22 billion company, 176 facilities. This makes a difference as we think about the future in terms of healthcare reform.
By the way, healthcare reform, we obviously think that rational minds will prevail and that things will not be as we see it today, but will be different as we kind of go forward. But still even with or without healthcare reform, this is the right idea and this is the right opportunity kind of going forward. And there’s a number of states that we could go through that talk about all this.
I won’t spend a lot of time on this, but this is actually a smaller acquisition when you look at it in terms of percentage of revenue than the Triad acquisition. We feel very comfortable in terms of our ability to manage this. We get a lot of questions around

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FINAL TRANSCRIPT
Jan. 11. 2011 / 9:30PM, CYH — Community Health Systems, Inc. at JP Morgan HealthCare Conference
synergies and about all we can tell you is — and this is what we always tell you is what we have done in the past and how we performed. But if you look at what happened, the Triad facilities, we’ve improved the margin about 280 basis points and we got about $275 million of synergies out of those facilities. We think there is clear opportunity both in margin improvement and there is clear opportunity for synergies in this acquisition going forward.
I’ll be glad to talk more in detail about this at the breakout session. I’ve not spoken with Tenet. It seems like everybody in America thinks this is a good idea except Trevor and the Tenet Board. But we have not had any conversation with them. So, if you get frustrated about this, you should talk to them in terms of about whether or not they are interested in having a conversation. I said this on our conference call. We announced, this is very unfortunate that we had to do this, this is why I’m apologetic for, it is not our way of doing business. But we feel so strong about this opportunity that we couldn’t get there any other way, we couldn’t get to the — we still haven’t gotten to the table. But we couldn’t get to the table any other way. We’re very hopeful that sooner or later again, rational minds will prevail and that we’ll get an opportunity to have conversation with them.
I’m getting a lot of questions about price. The price is $6. We may be overpaying, who knows? We have not done a due diligence on this company whatsoever. But we would love to have the opportunity to have a conversation, maybe there is something golden here that we don’t know about. But on the other hand, maybe after someone listens to the strategic advantages and the opportunity to really increase shareholder value here for both groups of shareholders that it might make a lot of sense when it’s all said and done. So, anyway, one of the reasons that we have the ability to do this is the fact that we have a very strong management team, we used to put specific numbers up here, we started using pluses when I went over 29, but this is a group that’s been together for a very long time, over 30 years. We’ve only lost one executive as you probably know over the last few years and we’re proud of the fact that we lost this executive to HMA and that he became the CEO of HMA because we think it’s good for the industry to have good sound solid operators within the industry and he’s doing a great job and we’re appreciative for that.
We do have a very strong Board and a very determined Board by the way that are absolutely 100% behind the opportunity in terms of Tenet and are determined to see this out to the end. By the way, just in case some of you who can’t get into the breakout session, we will propose a slate of officers here very shortly and we’re determined to take this to the end in terms of their vote. Maybe the Tenet directors might be more interested in having conversation if they think there’s any possibility that there’s a vote on this anytime in the future.
So, anyway, just quickly and I’m running out of time of course, as usual, but again, we obviously and just to demonstrate the fact that we have consistent earnings, our admissions have been up 20% compounded annually, 3.6% year-over-year in 2009. Our consolidated admissions for the year-to-date September decreased about 0.5 percentage point, is pretty consistent in terms of the industry. Consolidated adjusted admissions were up 1.7%. If you look at year-to-date in terms of our net revenues up 6.3%, consolidated revenue per adjusted admissions up 4.5%, net revenue year-to-date, as I said earlier, is up about 6.3%.
We’ve had 37 out of the last 41 quarters that we’ve had double-digit revenue growth, which is pretty consistent with our performance and the way that we do business. The other thing I guess is that over the last ten years we’ve had ten straight years of double-digit revenue growth, and in 90% of our quarters, we’ve improved our same store margins. So, we have a very sound operating strategy. It works, it continues to works, it will continue to work.
Just in terms of our payor mix, it’s a very favorable payor mix as you can see. We’ve had good success in terms of the way we think about our payor mix and the work that we’ve done on this. We are getting about 5% to 7% in terms of our rate increases now, that’s about what we’ve gotten through the years for some reason, but it has to do strategically in terms of having an extra element in the formula here that we have. A number of hospitals, where we are the sole provider. If you want to contract with us in a particular State, you have to contract with us throughout the State if that’s the particular issue. We’ve really not had any issues in terms of contracting at all. We have over 5,500 contracts, we deal with it very standardized, centralized. We negotiate wherever and whatever way we think is strategic to our advantage.

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FINAL TRANSCRIPT
Jan. 11. 2011 / 9:30PM, CYH — Community Health Systems, Inc. at JP Morgan HealthCare Conference
Again, you can see very quickly in terms of revenue growth, the same store results over the last number of years. Our AR days are at 47. Our bad debt is about 12.1%. We’ve had good success in terms of how we manage our front-end collections. All these processes have worked extremely well for us. Again, this is the reason that we think that we have a very broad and strong platform and a huge number of well experienced operators to manage whatever their opportunity might be as we cannot think about the future. I don’t want to bore you with bad debt.
I want to get to the balance sheet real quickly because we’d like to think of ourselves as people who are risk adverse, that’s how we’ve built this platform by being in 29 states and having revenue spread out across the states, but when you say you’ve got $9 billion worth of debt, it’s hard for people to understand that you are risk adverse. But we don’t have any calls on our debt to 2014 or 2015. We just did an amend and extend. We currently have $576 million or $568 million worth of cash on hand at the end of the third quarter. We have a $600 million revolver or another if we were to do an AR securitization, another $300 million. We got plenty of cushion. Our debt-to-cap is in the right area in terms of — it’s 80.7%. Our debt-to-EBITDA is 5.
So, we think we are very comfortable with where we are in terms of our debt, but can we take on more debt and do we have the opportunity to do that and does that help us? Even believe it or not in terms of this opportunity helps us deleverage as well because the cash that is generated through this even makes it easier after the first year or two to pay down more debt going forward. We have experience obviously, this is our deleveraging chart that we’ve had in place for a long, long time. We have been more levered than we are today. We’ve been less levered than we are today and we have gotten through this by doing all kinds of things as you might expect, but the best way is for us to operate and continue to perform, but we can also use all the financial tools that we need in terms of converts and equity and all those constants if necessary, as we think about deleveraging.
One of the things that we are pretty proud of is the fact that we do have over $1 billion worth of cash flow. That’s our guidance for the years, right around $1 billion, $1.1 billion. We continue to improve in terms of our cash flow, so this is a strong operating company as you can see. And this is probably the most important slide when it’s all said and done. We’ve had 13 years, not quarters, years of topline growth of over 26%, EBITDA over 23%. We have a very strong operating platform. We have performed, as I said earlier, we have had a huge number of quarters. We have not missed the last four out of nine quarters or anything like that if you heard of companies that have done that. We have not been one of those when it’s all said and done. We put out our guidance for 2011, which takes us from on an EPS basis $2.90 to $3.00 up to $3.15 to $3.25. And again, we’ll talk more in detail about that when we put out our fourth quarter earnings in February.
So when you think about us, we think we have a very clear executable strategy, is predictable, is sustainable, as we’ve proven over the last ten years. We are in great markets, we are in very good markets as we think about attractive markets. We have strong organic growth opportunities as we look to the future. There is opportunity to expand within our markets both from a market share standpoint and from an intensity standpoint. We have not had 26 straight quarters of losing a commercial insurance admissions either by the way, in case I forget to say that. We have a strong asset base that we still don’t think is matured as you think about our — if you look at our acquisitions over the last number of years we still have a huge opportunity in improving those and definitely we have a proven operating formula and strategy that works with consistent financial performance and margin improvement. So, as we think about the future, we think primarily around strategically how we improve and enhance the opportunity for us in terms of market share opportunity, intensity opportunity, acquisition opportunities and we have a platform that works for us to be able to assimilate more and do more.
So, with that I very much appreciate your attention this afternoon and we’ll see you at the breakout session. And I made it right on time. Thank you very much.

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FINAL TRANSCRIPT
Jan. 11. 2011 / 9:30PM, CYH — Community Health Systems, Inc. at JP Morgan HealthCare Conference
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